Exhibit 99.1

LAWSON PRODUCTS REPORTS THIRD QUARTER RESULTS

DES PLAINES, Ill., Oct. 22 /PRNewswire-FirstCall/ -- Lawson Products, Inc. (Nasdaq: LAWS) reported net income in the third quarter of $4.4 million, a 16.1% increase over net income in the third quarter of 2002 of $3.8 million. On a per share basis, 2003 third quarter net income was $0.46 against $0.39 for the third quarter 2002, an increase of 17.9%. Third quarter 2003 net sales were $99.3 million, an increase of 0.8% from net sales of $98.5 million in the third quarter of 2002.

For the first nine months of 2003, net income was $12.3 million ($1.29 per share) versus $12.3 million ($1.28 per share) for the first nine months of 2002. Year-to-date 2003 net income includes after-tax charges of $1.0 million related to the termination and retirement of certain management personnel. These charges offset continued cost containment efforts. Net sales for the first nine months of 2003 declined 0.6% to $292.5 million compared to $294.1 million reported in the same period of 2002.

During the third quarter, net sales in the OEM segment increased 5.9% to $17.2 million. For the nine-month period, OEM net sales were $50.7 million, an increase of 3.7%. Third quarter net sales in the MRO segment decreased 0.2% to $82.1 million. Nine-month MRO net sales were $241.8 million, a decline of 1.4%.

Robert J. Washlow, Chairman of the Board and CEO, said, "Our efforts to expand the markets served by our Family of Businesses have helped to stabilize and grow our revenues. Those efforts, combined with continued cost controls, have produced improved results at Lawson during a difficult economic period."

Lawson Products is an international seller and distributor of systems, services and products to the industrial, commercial and institutional maintenance, repair and replacement marketplace. The Company also manufactures, sells and distributes production and specialized component parts to the original equipment marketplace, including the automotive, appliance, aerospace, construction and transportation industries.

This press release, including Mr. Washlow's comments, may contain historical information and forward-looking statements and opinions. Statements looking forward in time are included in this press release pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. The factors that could cause actual results to differ materially from those described in the forward-looking statements include increased competition, seasonality, effectiveness of our sales and marketing programs, or an economic downturn.

                    LAWSON PRODUCTS, INC. AND SUBSIDIARIES
                      CONSOLIDATED SUMMARY OF OPERATIONS
                                 (UNAUDITED)

                   Three Months Ended              Nine Months Ended
                      September 30,                  September 30,
                                          %                                %
                    2003        2002    Change     2003         2002    Change
    Net Sales   $99,300,936 $98,473,865  0.8% $292,484,605 $294,110,197  -0.6%

    Income Before
     Taxes (a)(b) 7,488,253  6,628,489  13.0%   20,814,426   21,094,204  -1.3%

    Provision for
     Income Taxes 3,124,000  2,869,000           8,551,000    8,807,000

    Net Income
     (a)(b)      $4,364,253 $3,759,489  16.1%  $12,263,426  $12,287,204  -0.2%

    Net Income per
     share of Common
     Stock:
      Basic           $0.46      $0.39  17.9%        $1.29        $1.28   0.8%
      Diluted         $0.46      $0.39  17.9%        $1.29        $1.28   0.8%

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    Weighted Average
     Shares
     Outstanding:
      Basic       9,491,561  9,550,908           9,491,541    9,592,807
      Diluted     9,510,883  9,576,114           9,509,607    9,618,654

    (a) The Company used estimated gross profit rates in 2002 to determine inventories and cost of goods sold during interim periods.

    (b) In the third quarter of 2003, the Company recorded a special pre-tax charge of $398,000, having an after-tax effect of $240,000, for the severance of certain management personnel. Year-to-date results include special pre-tax charges of $1,644,000, having an after-tax effect of $991,000, for the severance of certain management personnel.


SOURCE Lawson Products, Inc.

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